As filed with the Securities and Exchange Commission on August 10, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 5, 2009

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Suite 110, Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 5, 2009, B&G Foods entered into the First Amendment to Amended and Restated Credit Agreement and Resignation and Appointment Agreement, among B&G Foods, each lender party thereto, the domestic subsidiaries of B&G Foods, as guarantors, Lehman Commercial Paper, Inc. (LCPI) and Credit Suisse, Cayman Islands Branch (Credit Suisse).  In connection with the First Amendment, Credit Suisse has been appointed as administrative agent under B&G Foods’ senior secured credit facility to replace LCPI.  In addition, the First Amendment permits us to do one or more of the following:

•                  make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of our 12% senior subordinated notes due 2016 for cash, subject to the restricted payments test set forth in B&G Foods’ senior notes indenture;

•                  make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of the senior subordinated notes in exchange for Class A common stock; and

•                  refinance the senior subordinated notes with senior unsecured indebtedness provided our consolidated leverage ratio is less than or equal to 4.5 to 1.0 after giving effect to the refinancing.

The First Amendment also extends the maturity date for B&G Foods’ existing undrawn $25.0 million revolving credit facility from January 10, 2011 to February 26, 2013 so that it will have the same maturity date as B&G Foods’ existing $130.0 million term loan facility.

A copy of the First Amendment is attached as Exhibit 10.1 to this report.  Affiliates of some of the lenders and agents party to the First Amendment have provided, and may continue to provide, from time to time investment banking, advisory, trustee and other services to B&G Foods for customary fees and expenses in the ordinary course of their business.

A copy of the press release issued by B&G Foods announcing the foregoing is attached to this report as Exhibit 99.1.

Item 5.02.  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 6, 2009, the board of directors of B&G Foods appointed William F. Herbes as Executive Vice President of Operations.  Mr. Herbes has assumed responsibility for the supply chain portion of B&G Foods’ operations department, including all logistics, purchasing and planning functions, and co-packer manufacturing.  Upon the scheduled retirement in 2010 of James H. Brown, our Executive Vice President of Manufacturing, Mr. Herbes will also assume responsibility for B&G Foods’ internal manufacturing operations.

B&G Foods entered into an employment agreement with Mr. Herbes.  The agreement provides that Mr. Herbes’ annual base salary will initially be $250,000, subject to annual increases at the discretion of the compensation committee of the board of directors.  Mr. Herbes is eligible to earn additional annual incentive compensation under B&G Foods’ annual bonus plan, in an amount up to 70% of his base salary if respective performance benchmarks are met.  Mr. Herbes is also entitled to (1) receive individual disability and life insurance coverage, (2)

receive other executive benefits, including a monthly automobile and cell phone allowance, (3) participate in B&G Foods’ long-term incentive plan and all other employee benefit plans maintained by B&G Foods for its employees, and (4) receive other customary employee benefits.

The term of the agreement extends through December 31, 2010, subject to automatic one-year extensions, unless earlier terminated.  The agreement may be terminated by Mr. Herbes at any time for any reason, provided that he gives us 60 days advance written notice of his resignation, subject to special notice rules in certain instances, including a change in control or in the event that we substantially alter his duties so that he can no longer perform his duties in accordance with his agreement with us.  The agreement may also be terminated by us for any reason, including for “cause” (as defined in the agreement).  We must give 60 days advance written notice if the termination is without cause.  During Mr. Herbes’ employment and for one year after his voluntary resignation or termination for cause, Mr. Herbes has agreed that he will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with our business.

In the case of termination by us without cause, termination by us due to Mr. Herbes’ disability, or a resignation by Mr. Herbes that is considered to be a termination by us without cause, the agreement provides that he will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a severance period of one year: (1) salary continuation payments during the severance period in an amount equal to 135% of his then current annual base salary, (2) continuation during the severance period of medical, dental, life insurance and disability insurance for Mr. Herbes, his spouse and his dependents, or if the continuation of all or any of the benefits is not available because of his status as a terminated employee, a payment equal to the market value of the excluded benefits, (3) if legally allowed, one additional year of service credit under our qualified defined benefit pension plan and (4) outplacement services.

The severance period will be increased to two years after the date of termination of employment if Mr. Herbes terminates his employment following a change in control.  In addition, if Mr. Herbes terminates his employment following a change in control and becomes subject to the “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his payments will be increased so that he will be in the same after-tax economic position that he would be in if the excise tax did not apply.  A copy of the agreement is attached to this report as Exhibit 10.2.

B&G Foods also announced that it has created a new executive-level position of Chief Compliance Officer.  Scott E. Lerner, our Executive Vice President, General Counsel and Secretary, has been appointed to this position by the board of directors effective immediately.  In this new capacity, Mr. Lerner, who will retain his current responsibilities, will now also be responsible for developing, maintaining and overseeing B&G Foods’ compliance and ethics program and will chair a newly-established compliance and ethics committee comprised of senior management-level employees representing B&G Foods’ various business functions.

A copy of the press release issued by B&G Foods announcing these appointments is attached to this report as Exhibit 99.2.

Item 8.01.  Other Events.

On August 6, 2009, B&G Foods’ board of directors expanded the authorization under our stock and debt repurchase program to include repurchases of B&G Foods’ senior subordinated notes.  Such repurchases are now permitted under the terms of our senior secured credit facility as a result of the amendment to the credit facility described in Item 1.01 above.  The terms of the expanded program permit our company to repurchase for cash up to an aggregate of $25.0 million of our Class A common stock, 8% senior notes and/or the senior subordinated notes through August 5, 2010.  Since the program’s inception in October 2008, we have repurchased for cash 763,931 shares of Class A common stock at an aggregate price of $3.5 million.

Under the expanded authorization, we may purchase shares of Class A common stock, senior notes and/or senior subordinated notes from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.  The timing and amount of such repurchases, if any, will be at the discretion of management, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.  Therefore, there can be no assurance as to the number of shares that will be repurchased under the stock and debt repurchase program, or the aggregate dollar amount of the shares or principal amount of senior notes or senior subordinated notes, if any, repurchased.  We may suspend or discontinue the program at any time without prior notice.  Any shares repurchased pursuant to the program will be retired.  Likewise, any senior notes or senior subordinated notes repurchased will be cancelled.

In addition, now that such actions are permitted under the credit facility, B&G Foods may also from time to time, seek to retire senior subordinated notes outside of the stock and debt repurchase program through exchanges of EISs or separate senior subordinated notes for equity securities, in open market purchases, privately negotiated transactions or otherwise.  Likewise, the we may, from time to time, seek to retire senior notes pursuant to the stock and debt repurchase program through cash repurchases of senior notes and/or outside of the stock and debt repurchase program through exchanges of senior notes for equity securities, in open market purchases, privately negotiated transactions or otherwise.  Any such repurchases or exchanges and the timing and amount thereof, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors.  The amounts involved may be material.

A copy of the press release issued by B&G Foods announcing the expansion of the stock and debt repurchase program is attached to this report as Exhibit 99.3.

Item 9.01.  Financial Statements and Exhibits.

(d)                                  Exhibits.

10.1

First Amendment to Amended and Restated Credit Agreement and Resignation and Appointment Agreement, dated as of August 5, 2009, among B&G Foods, Inc., each Lender party thereto, certain subsidiaries of B&G Foods, Inc., Lehman Commercial Paper, Inc., as the Existing Agent, Swing Line Lender and as a Revolving Credit Lender, and Credit Suisse, Cayman Islands Branch, as the Successor Agent and successor Swing Line Lender

10.2	Employment Agreement, dated as of August 6, 2009, between William F. Herbes and B&G Foods, Inc.

99.1	Press Release dated August 5, 2009

99.2	Press Release dated August 6, 2009

99.3	Press Release dated August 7, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: August 10, 2009	By:	/s/ Robert C. Cantwell
Robert C. Cantwell
Executive Vice President of Finance and Chief Financial Officer